Exhibit (i)(i)

STROOCK & STROOK & LAVAN LLP

180 Maiden Lane

New York, New York 10038

July 27, 2006

Cohen & Steers Asia Pacific Realty Shares, Inc.

280 Park Avenue

New York, New York 10017

Ladies and Gentlemen:

We have acted as counsel to Cohen & Steers Asia Pacific Realty Shares, Inc. (the “Fund”) in connection with the preparation of a Registration Statement on Form N-1A, Registration Nos. 333-133538 and 811-21894 (the “Registration Statement”), covering shares of its Class A, Class C and Class I common stock (each such class of common stock a “Class” and the shares being issued collectively the “Shares”) of the Fund.

We have examined copies of the Charter and By-Laws of the Fund, the Registration Statement and the prospectuses contained therein (the “Prospectuses”) and such other documents, records, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of such material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.

Based upon the foregoing, we are of the opinion that:

1.	The Fund is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland.

Cohen & Steers Asia Pacific Realty Shares, Inc.

July 27, 2006

2.	The Shares to be offered for sale pursuant to the Prospectuses are, to the extent of the number of Shares of each Class authorized in the Fund’s Charter, duly authorized and, when sold, issued and paid for as contemplated by the Prospectuses, will have been validly and legally issued and will be fully paid and nonassessable.

In rendering this opinion, we have relied as to all matters of Maryland law on an opinion of Venable LLP, dated July 27, 2006.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus included in the Registration Statement, and to the filing of this opinion as an exhibit to the application made by or on behalf of the Fund or any distributor or dealer in connection with the registration and qualification of the Fund or its Shares under the securities laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

STROOCK & STROOCK & LAVAN LLP